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                                    EXHIBIT 99.1
THE
HARTFORD
                                            NEWS RELEASE
                                            Hartford Plaza, Hartford, CT 06115

 Date:               October 27, 1998
 For Release:        Upon Receipt
 Contact:            Joyce Willis                     Steve Minihan
                     Office:  860/547-4951                 Investor Relations
                     Home: 860/286-0202                    Office: 860/547-2403



                     THE HARTFORD AGREES TO SELL UK SUBSIDIARY
                 LONDON & EDINBURGH TO BE ACQUIRED BY NORWICH UNION


HARTFORD, CONN. -- The Hartford Financial Services Group, Inc. (NYSE:HIG) today announced it has reached an agreement to sell its United Kingdom-based London & Edinburgh Insurance Co. subsidiary to Norwich Union, a leading provider of general and life insurance sold through intermediaries in the U.K.

     The Hartford will receive L315 million (approximately US $525 million) for the ongoing operations of London & Edinburgh. The Hartford will retain ownership of Excess Insurance Co. Ltd., London & Edinburgh's property casualty insurance and reinsurance subsidiary, which is in run-off. The transaction is expected to be completed in the fourth quarter, subject to UK insurance regulatory approval.

     London & Edinburgh is the UK's sixth largest general insurance company ranked by net written premium, specializing in household, motor, creditor and commercial insurance, as well as a small credit life insurance operation. At year-end 1997, London & Edinburgh had revenue of US $1.2 billion.

     Ramani Ayer, The Hartford's chairman and CEO, said the sale of London & Edinburgh to Norwich Union is a "win" for all three companies. "We will have additional capital to deploy in areas where we have strategic advantage; Norwich Union adds a solid company to its portfolio; and, as a subsidiary of Norwich Union, London & Edinburgh will have the advantage of Norwich Union's strong market position."

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     The Hartford remains an international competitor, with insurance, financial services and reinsurance operations in the UK, Canada, Europe, Latin America and Asia, said Ayer. "We will continue to allocate capital to markets which have the most potential for growth."

     Richard Harvey, Norwich Union's group chief executive, said, "London & Edinburgh represents a rare opportunity to acquire a sizable UK general insurer that will, when merged with our existing general insurance business, bring critical mass in the product areas of creditor and commercial insurance, complementing our existing strong position in the household and motor markets."

     The Hartford is one of the nation's oldest and largest international insurance and financial services operations, with 1997 revenues of $13.3 billion. As of September 30, 1998, The Hartford had assets of $141.1 billion and shareholders equity of $6.4 billion. The company is a leading provider of commercial property and casualty insurance; automobile and homeowners coverages; and a variety of life insurance, annuities, employee benefits and asset management plans.

               THE HARTFORD'S INTERNET ADDRESS IS WWW.THEHARTFORD.COM
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